PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated November 15, 2005)	Registration No. 333-07140
POSCO
American Depositary Shares
        This prospectus supplement supplements the prospectus dated November 15, 2005, or the prospectus, and relates solely to any American Depositary Shares, or ADSs, each representing one-fourth of one share of our common stock, initially offered and sold in an offering outside the United States and thereafter resold in the United States in transactions not exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, or the Securities Act. The offering consists of an offering of 14,000,000 ADSs representing 3,500,000 shares of our common stock to the public in Japan and to investors in certain other countries excluding the United States. The ADSs sold in the offering will consist solely of ADSs held by us and representing treasury stock.
      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus.
      The ADSs, evidenced by American Depositary Receipts, or ADRs, have been approved for listing on the Tokyo Stock Exchange, or TSE, under the stock code number “5412.” It is expected that the ADSs will be admitted for trading on the First Section of the TSE on or about November 22, 2005.
      Our common stock currently is listed on the Stock Market Division of the Korea Exchange, or the Korea Exchange, under the identifying code “005490.” The ADSs are listed on the New York Stock Exchange under the symbol “PKX” and on the London Stock Exchange.

       Investing in the securities involves risks. See “Risk Factors” beginning on page 7 of the accompanying prospectus.

       Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2005.

      We have not, and the underwriters in the offering described in this prospectus supplement have not, authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document is in two parts. The first part is this prospectus supplement, which describes specific terms of the offering, which consists of an offering of ADSs outside of the United States in reliance on Regulation S (“Regulation S”) under the Securities Act and other matters relating to us and our operations. The second part is the prospectus dated November 15, 2005, which gives more general information about securities we may offer from time to time, some of which may not apply to the offering described in this prospectus supplement. If the description of the offering or our operations varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of such document only.

Forward-Looking Statements
      We may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the Securities and Exchange Commission, or the SEC, including this prospectus supplement, the accompanying prospectus, documents incorporated by reference, reports to shareholders and other communications.
      The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. We rely on this safe harbor in making these disclosures.
      Words and phrases such as “aim,” “will likely result,” “will continue,” “contemplate,” “seek to,” “future,” “objective,” “goal,” “should,” “will pursue,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “value at risk” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements include statements regarding our intent, belief or current expectations and/or the current belief or current expectations of our management, and are subject to a number of risks, assumptions, uncertainties and other factors that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks discussed under “Risk Factors” in the accompanying prospectus and under “Item 3D. Risk Factors” in our latest annual report on Form 20-F, these factors include, but are not limited to:

•	our ability to successfully implement our strategy;

•	our ability to achieve our growth and expansion plans;

•	our ability to purchase raw materials;

•	over-capacity in the global steel industry; and

•	adverse market and regulatory conditions.
      In particular, this prospectus supplement and certain documents incorporated by reference into this prospectus supplement and the accompanying prospectus include forward-looking statements relating, but not limited to, management objectives, trends in results of operations, margins, costs, return on equity, and risk management, including our potential exposure to various types of market risk, such as interest rate risk, currency risk and equity risk. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.
      Other factors that could cause actual results to differ materially from those estimated by the forward-looking statements in this prospectus supplement include, but are not limited to:

•	general economic and political conditions in Korea or other countries that have an impact on our business activities or investments;

•	the monetary and interest rate policies of Korea;

•	inflation or deflation;

•	foreign exchange rates;

•	prices and yields of equity and debt securities;

•	the performance of the financial markets in Korea and internationally;

•	changes in domestic and foreign laws, regulations and taxes;

•	changes in competition and the pricing environments in Korea; and

•	regional or general changes in asset valuations.
      For further discussion of the factors that could cause actual results to differ, see the discussion under “Risk Factors” in the accompanying prospectus and under “Item 3D. Risk Factors” in our latest annual report on Form 20-F. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
      All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

PROSPECTUS SUPPLEMENT SUMMARY
      The following summary is qualified in its entirety by the more detailed information and consolidated financial information appearing elsewhere in this prospectus supplement, the accompanying prospectus, and any documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
The Company
      We were established by the government of the Republic of Korea, or the Government, on April 1, 1968, under the Commercial Code of the Republic of Korea, to manufacture and distribute steel rolled products and plates in the domestic and overseas markets. The Government owned more than 70% of our equity until 1988, when the Government reduced its ownership of our common stock to 35% through a public offering and listing of our shares on the Stock Market Division of the Korea Exchange (formerly the Korea Stock Exchange). In July 1998, the Government announced its intention to sell all of our common stock owned directly by it or indirectly through The Korea Development Bank. In December 1998, the Government sold all of our common stock it owned directly, and The Korea Development Bank completed the sale of our shares that it owned in September 2000. The Government no longer holds any direct interest in us, and our outstanding common stock is currently held by individuals and institutions.
      We are the largest and the only fully integrated steel producer in Korea, and one of the largest steel producers in the world, based on annual crude steel production in 2004. We produced over 30.2 million tons of crude steel in 2004, substantially all of them at Pohang Works and Gwangyang Works. Currently, Pohang Works has 13.4 million tons of annual crude steel and stainless steel production capacity, and Gwangyang Works has an annual crude steel production capacity of 16.8 million tons. We manufacture and sell a broad line of steel products, including hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.
      Our legal and commercial name is POSCO. Our principal executive offices are located at POSCO Center, 892 Daechi-4-dong, Gangnam-gu, Seoul, Korea, and our telephone number is (822) 3457-0114.
The Offering
      The offering consists of an offering of 14,000,000 ADSs representing 3,500,000 shares of our common stock outside the United States in reliance on Regulation S, to the public in Japan and to investors in certain other countries excluding the United States. Nomura Securities Co., Ltd. is the lead manager of the offering. The ADSs will be sold in the offering at an offering price of US$49.33 per ADS, which is equivalent to Won 51,155.2 per ADS at the exchange rate of Won 1,037.0 to US$1.00, the noon buying rate of the Federal Reserve Bank of New York for Won in effect on November 14, 2005. This prospectus supplement relates solely to any ADSs initially offered and sold in the offering outside the United States and thereafter resold in the United States in transactions not exempt from the registration requirements of the Securities Act.
      The ADSs sold in the offering will consist solely of ADSs representing treasury stock held by us. Shares underlying the ADSs sold by us in the offering were acquired on the Korea Exchange during the period from July 18, 2005 through October 11, 2005 at an average acquisition price of Won 214,146 per share, which is equivalent to US$206.51 per share, or US$51.63 per ADS, translated into U.S. dollars at the rate of Won 1,037.0 to US$1.00, the noon buying rate of the Federal Reserve Bank of New York for Won in effect on November 14, 2005. The aggregate acquisition price for the acquired shares underlying the ADSs was Won 749,509,421,500, equivalent to US$722,767,041 translated into U.S. dollars at the rate of Won 1,037.0 to US$1.00. The ADSs offered in this offering will be issued under the deposit agreement, dated as of September 26, 1994 and amended as of June 25, 1997, among The Bank of New York, as depositary, us and all holders and beneficial owners from time to time of ADRs, evidencing ADSs, following deposit of the acquired shares in accordance with the terms of the deposit agreement. Each ADS represents one-fourth of one share of common stock. For a description of the ADSs, as well as a description of rights of holders of shares of our common stock and of ADSs, see “Item 10A. Share Capital,” “Item 10B. Memorandum and Articles of Association” and “Item 12. Description of Securities Other than Equity Securities” in our latest annual report on Form 20-F.
      There will be a total of 87,186,835 shares of common stock, including shares represented by ADSs, outstanding after the offering.
      The ADSs, evidenced by ADRs, have been approved for listing on the TSE.
      We have agreed with the underwriters that we will not, without first obtaining approval from the lead manager in writing, for 180 days after the closing date of the offering, directly or indirectly, enter into any transaction, with some exceptions, to sell or transfer the economic value of any share of our common stock, the ADSs or any securities convertible into or exchangeable for shares of our common stock. For a detailed discussion of such lock-up agreement and the exceptions, see “Plan of Distribution.”

SELECTED CONSOLIDATED FINANCIAL DATA
      You should read the selected consolidated financial data below together with the audited consolidated financial statements and related notes included in our latest annual report on Form 20-F, as well as the unaudited consolidated financial statements included in our current report on Form 6-K furnished to the SEC on October 18, 2005. The balance sheet data as of December 31, 2003 and 2004 and the income statement data for the each of the three years in the period ended December 31, 2004 have been derived from our audited consolidated financial statements and related notes included in our latest annual report on Form 20-F. The balance sheet data as of June 30, 2005 and the income statement data for the six months ended June 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements and related notes included in our current report on Form 6-K furnished to the SEC on October 18, 2005.
      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the Republic of Korea (“Korean GAAP”), which differ in certain significant respects from accounting principles generally accepted in the United States (“U.S. GAAP”). See Note 32 of Notes to Consolidated Financial Statements included in our latest annual report on Form 20-F and Note 32 of Notes to Consolidated Financial Statements included in our current report on Form 6-K furnished to the SEC on October 18, 2005 for a description of these differences and a reconciliation of certain Korean GAAP items to U.S. GAAP.
      The information set forth below is not necessarily indicative of the results of future operations. Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.
Income Statement Data

											For the Six Months Ended
	For the Year Ended December 31,										June 30,

	2000		2001		2002		2003		2004		2004		2005

	(In billions of Won, except per share data)										(In billions of Won, except
											per share data)
											(Unaudited)
Korean GAAP:
Sales(1)	W	13,776	W	13,121	W	14,355	W	17,789	W	23,973	W	10,835	W	13,180
Cost of goods sold(2)		10,752		10,680		11,338		13,451		17,361		7,966		8,928
Selling and administrative expenses		718		854		967		1,075		1,293		566		660
Operating income		2,306		1,587		2,050		3,263		5,319		2,303		3,592
Interest expense		464		451		332		250		192		106		84
Foreign currency transactions and translation gains (losses), net		(173)		(10)		135		(105)		179		78		99
Donations(3)		449		83		50		103		170		83		92
Income tax expense		689		337		398		730		1,502		674		1,050
Net income		1,634		846		1,089		1,996		3,814		1,633		2,582
Basic and diluted earnings per share(4)		19,131		10,366		13,295		24,496		47,185		20,237		32,478
Dividends per share(5)		2,500		2,500		3,500		6,000		8,000		1,500		2,000
U.S. GAAP(6):
Operating income	W	2,475	W	1,588	W	2,021	W	3,235	W	5,299	W	2,296	W	3,565
Net income		1,743		908		1,018		1,997		3,460		1,249		2,595
Basic and diluted earnings per share		20,410		11,126		12,430		24,508		42,806		15,480		32,639

Balance Sheet Data

	As of December 31,										As of December 31,		As of June 30,

	2000		2001		2002		2003		2004		2004		2005

											(In billions of Won)
	(In billions of Won)												(Unaudited)
Korean GAAP:
Working capital(7)	W	960	W	1,342	W	1,695	W	3,450	W	5,493	W	5,493	W	6,191
Property, plant and equipment, net(8)		10,455		10,601		10,325		9,846		10,440		10,440		11,038
Total assets(8)		20,147		19,405		19,077		20,769		24,129		24,129		25,781
Long-term debt(9)(10)(11)		4,159		4,235		3,194		2,952		2,051		2,051		1,638
Total shareholders’ equity(8)		9,558		10,351		11,820		13,250		16,386		16,386		18,157
U.S.GAAP(6):
Property, plant and equipment, net	W	10,113	W	10,522	W	10,322	W	9,880	W	10,541	W	10,541	W	11,174
Total assets		19,620		19,285		19,000		20,838		24,279		24,279		25,795
Total shareholders’ equity		9,936		10,940		11,464		13,018		16,208		16,208		17,793

(1)	Includes sales by our consolidated sales subsidiaries of steel products purchased by such subsidiaries from third parties, including trading companies to which we sell steel products.

(2)	Includes purchases of steel products by our consolidated subsidiaries from third parties, including trading companies to which we sell steel products.

(3)	Includes donations to educational foundations supporting basic science and technology research. See Note 24 of Notes to Consolidated Financial Statements included in our latest annual report on Form 20-F and Note 24 of Notes to Consolidated Financial Statements included in our current report on Form 6-K furnished to the SEC on October 18, 2005.

(4)	Earnings per share is computed by dividing net income allocated to common stock by the weighted average number of common shares outstanding during the period. Weighted average number of shares outstanding for the six months ended June 30, 2004 and 2005 was 80,707,945 shares and 79,511,560 shares, respectively. See Note 26 of Notes to Consolidated Financial Statements in our latest annual report on Form 20-F and Note 26 of Notes to Consolidated Financial Statements included in our current report on Form 6-K furnished to the SEC on October 18, 2005.

(5)	Dividends per share for the six months ended June 30, 2004, translated into U.S. Dollars at the rate of Won 1,156.0 to US$1.00, the noon buying rate of the Federal Reserve Bank of New York for Won in effect on June 30, 2004, was equal to US$1.30. Dividends per share for the six months ended June 30, 2005, translated into U.S. Dollars at the rate of Won 1,034.5 to US$1.00, the noon buying rate of the Federal Reserve Bank of New York for Won in effect on June 30, 2005, was equal to US$1.93.

(6)	A description of the material differences between Korean GAAP and U.S. GAAP, as well as the reconciliation to U.S. GAAP, are discussed in detail in Note 33 of Notes to Consolidated Financial Statements in our latest 20-F annual report and Note 32 of Notes to Consolidated Financial Statements included in our current report on Form 6-K furnished to the SEC on October 18, 2005.

(7)	“Working capital” means current assets minus current liabilities.

(8)	Reflects revaluations of assets permitted under Korean law.

(9)	Net of current portion and discount on debentures issued.

(10)	For information regarding swap transactions entered into by us, see Note 22 of Notes to Consolidated Financial Statements in our latest annual report on Form 20-F and Note 22 of Notes to Consolidated Financial Statements included in our current report on Form 6-K furnished to the SEC on October 18, 2005.

(11)	Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at the basic rates in effect at the balance sheet date and resulting translation gains and losses are recognized in current operations. See Notes 2 and 27 of Notes to Consolidated Financial Statements in our latest annual report on Form 20-F and Notes 2 and 27 of Notes to Consolidated Financial Statements included in our current report on Form 6-K furnished to the SEC on October 18, 2005.

USE OF PROCEEDS
      We expect the net proceeds from this offering, which we estimate to be approximately US$680,260,700 after deduction of the underwriters’ commission but not estimated offering expenses, will be used principally for the repayment of maturing debt and for general corporate purposes. The ADSs sold in the offering will consist solely of ADSs representing treasury stock held by us. Shares underlying the ADSs sold by us in the offering were acquired by us at the aggregate purchase price of Won 749,509,421,500, equivalent to US$722,767,041 translated into U.S. dollars at the rate of Won 1,037.0 to US$1.00, the noon buying rate of the Federal Reserve Bank of New York for Won in effect on November 14, 2005. For a detailed discussion of our acquisition of such shares, see “Prospectus Supplement Summary — The Offering.”
EXCHANGE RATE INFORMATION
      The following table sets out information concerning the noon buying rate for the periods and dates indicated.

	At End of		Average
Period	Period		Rate(1)	High	Low

	(Per US$1.00)
2000	W	1,267.0	W1,140.0	W1,267.0	W1,105.5
2001		1,313.5	1,293.4	1,369.0	1,234.0
2002		1,186.3	1,242.0	1,332.0	1,160.6
2003		1,192.0	1,193.0	1,262.0	1,146.0
2004		1,035.1	1,139.3	1,195.1	1,035.1
2005 (through November 14)		1,037.0	1,024.4	1,059.8	997.0
January		1,026.9	1,038.0	1,058.0	1,024.0
February		1,000.9	1,023.1	1,044.0	1,000.9
March		1,015.4	1,007.8	1,023.9	997.5
April		997.0	1,010.1	1,019.0	997.0
May		1,005.0	1,001.8	1,009.0	997.0
June		1,034.5	1,012.5	1,034.5	1,003.0
July		1,026.5	1,036.6	1,054.0	1,018.5
August		1,039.0	1,021.7	1,039.2	1,011.6
September		1,042.4	1,030.0	1,042.4	1,024.3
October		1,043.5	1,045.9	1,059.8	1,037.3
November (through November 14)		1,037.0	1,044.4	1,049.0	1,037.0

Source: Federal Reserve Bank of New York.

(1)	The average rate for each full year is calculated as the average of the noon buying rates on the last business day of each month during the relevant year. The average rate for a full month is calculated as the average of the noon buying rates on each business day during the relevant month (or portion thereof).
      We have translated the Won amounts into Dollars in this prospectus supplement solely for your convenience. We make no representation that the Won or Dollar amounts contained in this prospectus supplement could have been or could be converted into Dollar or Won, as the case may be, at any particular rate or at all.

MARKET PRICE INFORMATION
Common Stock
      The principal trading market for our common stock is the Stock Market Division of the Korea Exchange. Our common stock, which is in registered form and has a par value of Won 5,000 per share, has been listed on the first section of the Stock Market Division of the Korea Exchange since June 1988 under the identifying code 005490. The table below shows the high and low closing prices and the average daily volume of trading activity on the Stock Market Division of the Korea Exchange for our common stock since January 1, 2000.

	Price
					Average Daily
Calendar Year	High		Low		Trading Volume

					(Number of
	(In Won)				shares)
2000	W	149,500	W	58,100	419,086
2001		127,000		74,000	251,702
2002		160,000		101,000	305,309
2003		163,000		92,400	323,387
First Quarter		133,000		92,400	336,187
Second Quarter		127,000		97,500	300,224
Third Quarter		152,500		123,500	310,936
Fourth Quarter		163,000		131,500	345,274
2004		203,000		131,000	313,507
First Quarter		181,000		156,000	315,254
Second Quarter		177,000		131,000	413,522
Third Quarter		184,000		145,000	241,698
Fourth Quarter		203,000		163,000	287,632
2005 (through November 14)		240,500		174,500	296,349
First Quarter		225,500		176,500	290,646
January		190,000		176,500	247,001
February		221,500		182,500	306,306
March		225,500		197,000	322,454
Second Quarter		203,000		174,500	298,650
April		203,000		179,500	313,528
May		188,000		174,500	271,761
June		187,000		178,000	311,369
Third Quarter		240,500		182,000	295,289
July		205,500		182,000	312,812
August		221,000		204,000	304,712
September		240,500		213,500	267,895
Fourth Quarter (through November 14)		236,500		204,500	305,261
October		236,500		204,500	305,555
November (through November 14)		221,000		213,000	304,673
ADSs
      Our common stock is also listed on the New York Stock Exchange and the London Stock Exchange in the form of ADSs. The ADSs have been issued by The Bank of New York as ADR depositary and are listed on the New York Stock Exchange under the symbol “PKX.” One ADS represents one-fourth of one share of common stock. As of November 14, 2005, 87,722,200 ADSs were outstanding, representing 21,930,550 shares of common stock.

      The table below shows the high and low closing prices and the average daily volume of trading activity on the New York Stock Exchange for our ADSs since January 1, 2000.

	Price
					Average Daily
Calendar Year	High		Low		Trading Volume

					(Number of
	(In US$)				ADSs)
2000	US$	43.38	US$	14.06	514,552
2001		24.21		13.60	356,016
2002		30.64		21.20	337,136
2003		33.97		18.46	349,854
First Quarter		28.66		18.46	324,595
Second Quarter		26.55		19.26	333,511
Third Quarter		32.49		26.08	262,291
Fourth Quarter		33.97		28.98	477,580
2004		47.50		27.97	768,313
First Quarter		38.43		33.55	578,963
Second Quarter		39.01		27.97	997,222
Third Quarter		40.14		32.77	729,723
Fourth Quarter		47.50		35.49	765,003
2005 (through November 14)		57.08		41.22	750,123
First Quarter		54.85		41.22	866,811
January		45.17		41.22	824,815
February		54.82		44.75	785,058
March		54.85		47.53	975,595
Second Quarter		49.70		43.75	790,208
April		49.70		44.48	946,524
May		47.64		43.76	788,967
June		46.55		43.75	642,182
Third Quarter		57.08		44.12	606,928
July		49.91		44.12	672,415
August		54.27		49.13	607,217
September		57.08		51.75	544,243
Fourth Quarter (through November 14)		56.01		48.65	733,384
October		56.01		48.65	739,414
November (through November 14)		53.52		50.80	720,720
DIVIDENDS
      Annual dividends must be approved by our shareholders at the annual general meeting of shareholders. Interim dividends, if any, may be approved by a resolution of our board of directors. On July 23, 2004, our board of directors declared interim dividends of Won 1,500 per common share for total interim dividends in the amount of Won 121 billion. On July 12, 2005, our board of directors declared interim dividends of Won 2,000 per common share for total interim dividends in the amount of Won 158 billion.
      For a more complete description of our dividends, see “Item 8A. Consolidated Statements and Other Financial Information — Dividends” in our latest annual report on Form 20-F.

CAPITALIZATION
      The following table sets forth our capitalization as of June 30, 2005 and as adjusted to give effect to our purchase of Shares underlying the ADSs and the sale of the ADSs in the offering described in this prospectus supplement.

	As of June 30, 2005

			As
	Actual		Adjusted		Actual		As Adjusted

	(In billions of Won)				(In millions of US$)(1)
Short-term debt:
Short-term borrowings	W	956	W	956	US$	924	US$	924
Current portion of long-term debt, net		974		974		942		942

Total short-term debt	W	1,930	W	1,930	US$	1,866	US$	1,866

Long-term obligations:
Won currency borrowing		205		205		198		198
Foreign currency borrowings		318		318		307		307
Loan from foreign financial institutions		42		42		41		41
Debentures, net		1,073		1,073		1,037		1,037

Total long-term obligations		1,638		1,638		1,583		1,583

Stockholders’ equity:
Capital stock of W5,000 par value
Authorized — 200,000,000 shares
Issued common stock — 87,186,835 shares		482		482		466		466
Capital surplus		3,891		3,845		3,761		3,717
Retained earnings:
Appropriated		12,198		12,198		11,791		11,791
Unappropriated		2,706		2,706		2,616		2,616
Capital adjustments:
Treasury stock — 8,426,901 shares		(1,036)		(1,036)		(1,002)		(1,002)
Cumulative foreign currency translation adjustment		3		3		3		3
Valuation losses on investment securities		(465)		(465)		(449)		(449)

Minority interests		378		378		365		365

Total stockholders’ equity		18,157		18,111		17,551		17,507

Total capitalization	W	21,725	W	21,679	US$	21,000	US$	20,956

(1)	Won amounts are expressed in U.S. dollars at the rate of W1,034.5 to US$1.00, the noon buying rate in effect on June 30, 2005 as quoted by the Federal Reserve Bank of New York in the United States.

TAXATION
      For a discussion of the material U.S. federal income tax consequences relating to the purchase and ownership of the ADSs, see “Taxation” in the accompanying prospectus.
THE TOKYO STOCK EXCHANGE
      The Tokyo Stock Exchange, or TSE, is the largest stock exchange in Japan. The ADSs, evidenced by ADRs, have been approved for listing on the TSE under the stock code number “5412.” The TSE will determine in connection with the offering whether the ADSs will be eligible for listing on its First Section or Second Section on the basis of criteria relating to the expected number of outstanding ADSs, the aggregate market value of the ADSs and the expected amount of public float of ADSs, in each case, at the time of listing, after taking into account the offer price of the ADSs and other factors. It is expected that the ADSs will be admitted for trading on the TSE upon completion of the offering. On the basis of current information concerning the ADSs, our management expects that, in the absence of unforeseeable events, the ADSs will be listed on the First Section.
PLAN OF DISTRIBUTION
      Under the terms and subject to the conditions set forth in the purchase agreement, dated November 15, 2005, among us and the managers named therein (the “managers”) for whom Nomura Securities Co., Ltd. is acting as the lead manager, the managers have severally and jointly agreed to purchase, and we have agreed to sell to the managers, 14,000,000 ADSs representing 3,500,000 shares of our common stock at a purchase price of approximately US$48.59 per ADS. The managers have entered into an underwriting agreement dated November 15, 2005 with the underwriters named therein (together with the managers, the “underwriters”). Each underwriter has agreed to severally underwrite and offer for sale the number of ADSs that it is responsible for under the underwriting agreement. The ADSs will be sold by the underwriters in the offering at an offering price of US$49.33 per ADS. The ADSs are being offered and sold to the public in Japan and to investors in certain other countries but outside of the United States by the underwriters in offshore transactions in reliance on Regulation S. This prospectus supplement relates solely to any ADSs initially offered and sold in the offering outside the United States and thereafter resold in the United States in transactions not exempt from the registration requirements of the Securities Act.
      The difference between the offering price and the purchase price will be distributed among the underwriters. No other selling concession, management commission or underwriting commission will be payable by us with respect thereto.
      We have agreed that we will not, without first obtaining approval from the lead manager in writing (which approval shall not be unreasonably withheld), for 180 days after the closing date of the offering, directly or indirectly:

•	issue, offer, sell or pledge or contract to sell any of our shares or ADSs;

•	sell any option or contract to purchase any of our shares or ADSs;

•	purchase any option or contract to sell any of our shares or ADSs;

•	grant any option, right or warrant to purchase any of our shares or ADSs;

•	lend or otherwise transfer or dispose of any of our shares or ADSs; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any of our shares or ADSs whether any such swap or transaction is to be settled by delivery of our shares or ADSs or other securities, in cash or otherwise.
      The restrictions above do not apply to any grant, issue or offer of options, rights, warrants or other securities made to any of our directors, officers or employees as part of their compensation. The restrictions above apply to our shares, ADSs and securities convertible into or exchangeable or exercisable for our shares or ADSs.
      We estimate that we will spend approximately US$1.75 million for accounting fees and expenses, legal fees and other expenses allocable to the offering. The managers have agreed to reimburse us for certain of these expenses incurred in connection with the offering.
      The ADSs have been approved for listing on the TSE. For a more complete discussion of the listing on the TSE, see “The Tokyo Stock Exchange.”
      In order to facilitate the offering of the ADSs, the lead manager, through its U.S. broker-dealer affiliate or other affiliates, on behalf of the underwriters, may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock and ADSs. Specifically, the lead manager may bid for, and purchase, ADSs in the open market in order to stabilize the price of the ADSs. These activities may stabilize or maintain the market price of our common stock or the ADSs above independent market levels. The lead manager is not required to engage in these activities, and may end any of these activities at any time.
      In the ordinary course of their business, the underwriters and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.
LEGAL MATTERS
      Cleary Gottlieb Steen & Hamilton LLP will pass upon legal matters as to United States federal law and New York State law for POSCO. The address of Cleary Gottlieb Steen & Hamilton LLP is 39th Floor, Bank of China Tower, One Garden Road, Central, Hong Kong SAR, People’s Republic of China. Tokyo Aoyama Aoki Law Office will pass upon legal matters as to Japanese law for POSCO. The address for Tokyo Aoyama Aoki Law Office is The Prudential Tower,13-10, Nagatacho 2-chome, Chiyoda-ku, Tokyo 100-0014, Japan. Kim & Chang will pass upon certain matters of Korean law, including the validity of the shares, for POSCO. The address of Kim & Chang is Seyang Building, 223 Naeja-dong, Chongro-ku, Seoul 110-720, Korea. Linklaters will pass upon legal matters as to United States federal law, New York State law and Japanese law for the Japanese underwriters. The address of Linklaters is 10th Floor, Alexandra House, 16-20 Chater Road, Hong Kong, China and Meiji Yasuda Seimei Building, 10th Floor, 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, Japan.
EXPERTS
      The financial statements incorporated in the accompanying prospectus and this prospectus supplement by reference to our annual report on Form 20-F for the year ended December 31, 2004, have been so incorporated in reliance on the audit report of Samil PricewaterhouseCoopers, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
      Samil PricewaterhouseCooper’s address is Kukje Center Building, 21st Floor, 191 Hangangro 2-ga, Yongsan-ku, Seoul 140-702, Korea.
      Samil PricewaterCoopers is the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

PROSPECTUS
POSCO
US$600,000,000
Debt Securities
Common Stock

        We may offer, from time to time, any of the following securities:

•	our debt securities; and

•	our common stock, par value W5,000 per share, including in the form of American depositary shares, or ADSs, representing such common stock.
      In a supplement to this prospectus, we will identify the particular securities to be offered, and if debt securities are offered, we will provide the specific terms of such debt securities. The prospectus supplement will further describe the manner in which the securities will be offered and will also contain the names of any underwriters, dealers or agents involved in the offering of the securities, together with the offering price and any applicable commissions or discounts. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you make a decision to invest.
      Our common stock is listed on the Stock Market Division of the Korea Exchange, or the Korea Exchange, under the identifying code “005490.” The ADSs representing our common stock are listed on the New York Stock Exchange under the symbol “PKX” and the London Stock Exchange under the code “PIDD.” Each ADS represents one-fourth of one share of our common stock. The ADSs are evidenced by American depositary receipts. The applicable prospectus supplement will contain information, where applicable, as to any other listing on any securities exchange of the securities covered by the prospectus supplement.

      Investing in the securities involves risks. See “Risk Factors” beginning on page 7.

       Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2005.

About This Prospectus	3
Where You Can Find More Information	3
Incorporation of Documents by Reference	4
Forward-Looking Statements	5
Risk Factors	7
The Company	10
Use of Proceeds	10
Capitalization	11
Ratio of Earnings to Fixed Charges	12
Offer Statistics and Expected Timetable	12
Description of Capital Stock	12
Description of American Depositary Shares	12
Description of Debt Securities	12
Taxation	25
Additional Information	32
Indemnification of Directors and Officers	32
Plan of Distribution	33
Legal Matters	33
Experts	34

      THESE SECURITIES MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN KOREA OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY RESIDENT OF KOREA, EXCEPT AS PERMITTED BY APPLICABLE KOREAN LAWS AND REGULATIONS.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, utilizing the “shelf” registration process. Under this process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.
      This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and the relevant prospectus supplement together with the additional information described under the heading “Incorporation of Documents by Reference” before purchasing any of our securities.
      You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.
      References in this prospectus and any prospectus supplement to:

•	“we,” “us,” “POSCO” or the “Company” are to POSCO and, unless the context otherwise requires, its subsidiaries;

•	“Korea” or the “Republic” are to the Republic of Korea;

•	the “Government” are to the government of Korea;

•	“you” are to prospective investors in the securities;

•	“Won” or “W” are to the currency of Korea; and

•	“U.S. dollars,” “US dollars,” “$” or “US$” are to United States dollars.
      Discrepancies between totals and the sums of the amounts contained in any table may be as a result of rounding.
      This prospectus and any prospectus supplement may contain a translation of Won amounts into U.S. dollars, solely for your convenience. We do not intend to imply that the Won or U.S. dollar amounts referred to in this prospectus or any prospectus supplement could have been or could be converted into U.S. dollars or Won, as the case may be, at any particular rate, or at all.
      Unless indicated otherwise, the financial information presented in this prospectus and any prospectus supplement has been prepared in accordance with Korean generally accepted accounting principles, or Korean GAAP, which differs in significant respects from United States generally accepted accounting principles.
WHERE YOU CAN FIND MORE INFORMATION
      The registration statement on Form F-3 (file number 333-07140) of which this prospectus is a part, including attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.
      In addition, we are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports, special reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains an Internet web site that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by us under the Exchange Act is 001-13368.
      Our ADSs are listed on the New York Stock Exchange under the trading symbol “PKX.” You can inspect reports and other information concerning us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.
      We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
INCORPORATION OF DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” in this prospectus some or all of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

Filings	Period/Date

Annual Report on Form 20-F.	For the year ended December 31, 2004; filed on June 28, 2005.
Current Reports on Form 6-K	Filed on June 29, 2005, July 1, 2005, July 13, 2005, July 28, 2005, September 20, 2005, October 18, 2005, October 21, 2005, October 24, 2005, October 25, 2005 and November 14, 2005.
      In addition, any future reports on Form 6-K indicating they are so incorporated and any future annual reports on Form 20-F together with any amendment to such documents, in each case that we file after the date of this prospectus and prior to the termination of an offering will be deemed to be incorporated by reference in and to be a part of this prospectus from the respective dates of filing of those documents. References in this prospectus to “our latest annual report on Form 20-F” are to our annual report on Form 20-F that we have most recently filed with the SEC.
      Any statement contained in this prospectus or in a document, all or any portion of which is incorporated or deemed to be incorporated by reference into this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supercedes. Any statement that is modified or superseded in this way shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.
      Upon request, we will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any of the documents incorporated by reference in this prospectus, including exhibits specifically incorporated by reference. You may request a copy of these documents by writing or telephoning us at:
Investor Relations Team, POSCO
POSCO Center, 892 Daechi-4-dong, Gangnam-gu, Seoul 135-777, Korea
Telephone: +82-2-3457-0389

      Except as described above, no other information is incorporated by reference in this prospectus, including, without limitation, information on our website.
FORWARD-LOOKING STATEMENTS
      We may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the SEC, including this prospectus, any prospectus supplement, documents incorporated by reference, reports to shareholders and other communications.
      The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. We rely on this safe harbor in making these disclosures.
      Words and phrases such as “aim,” “will likely result,” “will continue,” “contemplate,” “seek to,” “future,” “objective,” “goal,” “should,” “will pursue,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “value at risk” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements include statements regarding our intent, belief or current expectations and/or the current belief or current expectations of our management, and are subject to a number of risks, assumptions, uncertainties and other factors that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks discussed under “Risk Factors” in this prospectus and the applicable prospectus supplement and under “Item 3D. Risk Factors” in our latest annual report on Form 20-F, these factors include, but are not limited to:

•	our ability to successfully implement our strategy;

•	our ability to achieve our growth and expansion plans;

•	our ability to purchase raw materials;

•	over-capacity in the global steel industry; and

•	adverse market and regulatory conditions.
      In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating, but not limited to, management objectives, trends in results of operations, margins, costs, return on equity, and risk management, including our potential exposure to various types of market risk, such as interest rate risk, currency risk and equity risk. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.
      Other factors that could cause actual results to differ materially from those estimated by the forward-looking statements in this prospectus include, but are not limited to:

•	general economic and political conditions in Korea or other countries that have an impact on our business activities or investments;

•	the monetary and interest rate policies of Korea;

•	inflation or deflation;

•	foreign exchange rates;

•	prices and yields of equity and debt securities;

•	the performance of the financial markets in Korea and internationally;

•	changes in domestic and foreign laws, regulations and taxes;

•	changes in competition and the pricing environments in Korea; and

•	regional or general changes in asset valuations.
      For further discussion of the factors that could cause actual results to differ, see the discussion under “Risk Factors” in this prospectus and the applicable prospectus supplement and under “Item 3D. Risk Factors” in our latest annual report on Form 20-F. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
      All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS
      An investment in our securities involves risk. You should carefully consider the risks set forth under “Item 3D. Risk Factors” in our latest annual report on Form 20-F, which is incorporated by reference into this prospectus, in addition to those described below, as well as all the other information presented in, or incorporated by reference into, this prospectus and any prospectus supplement before making a decision to invest in our securities.
      If the events underlying these risks occur, the trading price of our securities (including the price of our common stock and ADSs) could decline, and you could lose all or part of your investment. Additional risks not currently known to us or that we now believe are immaterial could also harm us or affect your investment. As we are a Korean company, there are additional risks associated with investing in our securities that are not typical for investments in securities of U.S. companies.
      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in this prospectus and in the documents incorporated by reference in this prospectus. See “Forward-Looking Statements.”
Risks relating to our business

We contemplate significant capital expenditures in the future in connection with investments overseas, primarily to establish a global production base and expand our production capacity. We can give no assurance that such investments will prove profitable or that such projects will be completed on a timely basis. Failure to timely or successfully complete these projects may have an adverse effect on our financial condition.
      We have made and intend to continue to make investments overseas, principally in China and India, in order to expand our production base and increase our production capacity. For example, Zhangjiagang Pohang Stainless Steel Co., Ltd., a joint venture company in which we hold an 82.5% equity interest, is currently constructing new mills to expand its production of stainless hot rolled products. We anticipate that construction of these new mills, which is scheduled for completion in July 2006, will require an additional Won 239 billion investment by us. In addition, in June 2005, we entered into a memorandum of understanding with the Orissa State Government of India for the construction of an integrated steel mill and the development of an iron ore mine. We expect the initial phase of construction of the integrated steel mill to take place from 2007 to 2010 and estimate our aggregate initial construction and development costs will be approximately $3 billion. We also continue to seek other investment opportunities abroad. We can give no assurance that we will be able to generate or obtain sufficient funds to meet the capital requirements to finance our Chinese, Indian and other overseas projects. In addition, completion of these projects may be affected by external factors, including political, economic and social developments in China and India, over which we have no control. Moreover, emerging market countries, such as China and India, may be more susceptible to political and economic instability, which could affect our ability to successfully carry out our plans. Should we fail to complete our overseas projects on a timely basis or at all, or if we should fail to realize the projected benefits from such projects, we may not be able to recoup our investment costs, which may have an adverse effect on our financial condition and results of operations.
Risks Relating to Korea

Escalations in tension with North Korea could have an adverse effect on us and the market value of our common stock and ADSs.
      Relations between Korea and North Korea have been tense throughout Korea’s modern history. The level of tension between the two Koreas has fluctuated and may increase or change abruptly as a result of current and future events, including ongoing contacts at the highest levels of the governments of Korea and North Korea. In December 2002, North Korea removed the seals and surveillance equipment from its

Yongbyon nuclear power plant and evicted inspectors from the United Nations International Atomic Energy Agency. In January 2003, North Korea renounced its obligations under the Nuclear Non-Proliferation Treaty.
      In August 2003, representatives of Korea, the United States, North Korea, China, Japan and Russia held multi-lateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program. While the talks concluded without resolution, participants in the August meeting indicated that further negotiations may take place in the future and, in February 2004, six-party talks resumed in Beijing, China. A third round of talks were held in June 2004 with an agreement to hold further talks in September that same year, but such talks were postponed. In February 2005, North Korea announced that it possesses nuclear weapons and pulled out of six-party disarmament talks. In September 2005, six-party talks resumed in Beijing, China, at the conclusion of which North Korea agreed in principle to end its nuclear weapons program and the six participating nations signed a draft preliminary accord pursuant to which North Korea agreed to dismantle its existing nuclear weapons, abandon efforts to product new weapons and readmit international inspectors to its nuclear facilities. Representatives of the six nations reconvened in Beijing in November 2005 for the first phase of the fifth-round of six-party talks, which concluded without further progress being made. There can be no assurance that future negotiations will result in a final agreement on North Korea’s nuclear weapons program, including details relating to implementation and timing, or that the level of tension between Korea and North Korea will not escalate.
      In addition, in October 2004, the United States proposed plans to withdraw approximately one-third of the 37,500 troops currently stationed in Korea by the end of 2008. However, details regarding the timing and other aspects of the proposed reduction in U.S. troops are not yet finalized and talks between the governments of the United States and Korea are ongoing.
      Any further increase in tensions, which may occur, for example, if high-level contacts break down or military hostilities occur, could have a material adverse effect on our operations.
Risks relating to owning our securities

Financial instability in other countries, particularly emerging market countries, could adversely impact the prices of our securities.
      The Korean market and the Korean economy are influenced by economic and market conditions in other countries, including emerging market countries. Financial turmoil in Asia, Russia and elsewhere in the world in recent years has adversely affected the Korean economy. Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effects on the securities of companies in other countries, including Korea. A loss of investor confidence in the financial systems of emerging and other markets may cause increased volatility in Korean financial markets. We cannot give you assurance that financial events of the type that occurred in emerging markets in Asia in 1997 and 1998 will not happen again or will not have an adverse effect on our business or the prices of our debt and equity securities.

If the Korean government deems that emergency circumstances are likely to occur, it may restrict us from making payments in foreign currencies on our securities.
      If the Korean government deems that certain emergency circumstances, including, but not limited to, severe and sudden changes in domestic or overseas economic circumstances, or extreme difficulty in stabilizing the balance of payments or implementing currency, exchange rate and other macroeconomic policies, have occurred or are likely to occur, it may impose certain restrictions provided for under the Foreign Exchange Transaction Law, including the suspension of payments or requiring prior approval from governmental authorities for any transaction. If the Korean government imposes such restrictions, we may not be able to make principal, interest or other payments in U.S. dollars or other foreign currencies on our debt securities or dividend payments on our common stock or ADSs.

A holder of our securities may not be able to enforce a judgment of a foreign court against us.
      We are a corporation with limited liability organized under the laws of Korea. Substantially all of our directors and officers and other persons named in this document reside in Korea, and all or a significant portion of the assets of our directors and officers and other persons named in this document and substantially all of our assets are located in Korea. As a result, it may not be possible for holders of our debt and equity securities to effect service of process within the United States, or to enforce against them or us in the United States judgments obtained in United States courts based on the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Korea, either in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated on the United States federal securities laws.
Risks relating to owning our debt securities

The indenture will not limit our ability to incur additional debt, including senior debt.
      The indenture under which we issue our debt securities does not limit or restrict the amount of other indebtedness, including senior indebtedness, that we may incur after any such issuance.

If we incur large amounts of additional liabilities or engage in transactions that worsen our financial condition, our ability to make payments on our debt securities will be diminished.
      The indenture governing our debt securities does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. If we incur large amounts of additional debt or other liabilities, or if we use a large portion of our assets on dividend payments, repurchases of our securities or other transactions that worsen our financial condition, our ability to make interest, principal and other payments on our debt securities will be diminished.

Our debt securities will be issued as unsecured obligations.
      Because our debt securities will be issued as unsecured obligations, their repayment will be compromised if:

•	we enter into bankruptcy, liquidation, reorganization, restructuring or other winding-up or work-out procedures;

•	there is a default in payment under our future secured indebtedness or other unsecured indebtedness; or

•	there is an acceleration of any of our indebtedness.

Our debt securities may have limited liquidity.
      Our debt securities will constitute one or more new issues of securities for which there is no existing market. No assurance can be given as to the liquidity of, or the development and continuation of an active trading market for, our debt securities. If an active trading market for our debt securities does not develop or is not maintained, the market price and liquidity of these debt securities may be adversely affected. Even if such a market were to develop, the trading price of our debt securities could fluctuate significantly depending on many factors, including:

•	prevailing interest rates;

•	our results of operations and financial condition and our credit ratings;

•	political and economic developments in and affecting Korea;

•	the market conditions for similar securities; and

•	the financial condition and stability of the Korean financial sector.

      For a description of additional risks relating to our business, Korea and owning our common stock and ADSs, see “Item 3D. Risk Factors” in our latest annual report on Form 20-F.
THE COMPANY
      We were established by the Government on April 1, 1968, under the Commercial Code of the Republic of Korea, to manufacture and distribute steel rolled products and plates in the domestic and overseas markets. The Government owned more than 70% of our equity until 1988, when the Government reduced its ownership of our common stock to 35% through a public offering and listing our shares on the Stock Market Division of the Korea Exchange. In July 1998, the Government announced its intention to sell all of our common stock owned directly by it or indirectly through The Korea Development Bank. In December 1998, the Government sold all of our common stock it owned directly, and The Korea Development Bank completed the sale of our shares that it owned in September 2000. The Government no longer holds any direct interest in us, and our outstanding common stock is currently held by individuals and institutions.
      We are the largest and the only fully integrated steel producer in Korea, and one of the largest steel producers in the world, based on annual crude steel production in 2004. We produced over 30.2 million tons of crude steel in 2004, substantially all of them at Pohang Works and Gwangyang Works. Currently, Pohang Works has 13.4 million tons of annual crude steel and stainless steel production capacity, and Gwangyang Works has an annual crude steel production capacity of 16.8 million tons. We manufacture and sell a broad line of steel products, including hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.
      Our legal and commercial name is POSCO. Our principal executive offices are located at POSCO Center, 892 Daechi-4-dong, Gangnam-gu, Seoul, Korea, and our telephone number is (822) 3457-0114.
USE OF PROCEEDS
      Unless otherwise disclosed in the accompanying prospectus supplement, we will use the net proceeds from our sale of securities for general corporate purposes and, except with respect to debt securities, to strengthen our capital base. We will provide further details about our use of proceeds from a particular offering in the applicable prospectus supplement.

CAPITALIZATION
      The following table sets forth our capitalization as of June 30, 2005.

	As of June 30, 2005

	(In billions		(In millions
	of Won)		of US$)(1)
Short-term debt:
Short-term borrowings	W	956	US$	924
Current portion of long-term debt, net		974		942

Total short-term debt	W	1,930	US$	1,866

Long-term obligations:
Won currency borrowing		205		198
Foreign currency borrowings		318		307
Loan from foreign financial institutions		42		41
Debentures, net		1,073		1,037

Total long-term obligations		1,638		1,583

Stockholders’ equity:
Capital stock of W5,000 par value
Authorized — 200,000,000 shares
Issued and outstanding common stock — 87,186,835 shares		482		466
Capital surplus		3,891		3,761
Retained earnings:
Appropriated		12,198		11,791
Unappropriated		2,706		2,616
Capital adjustments:
Treasury stock — 8,426,901 shares		(1,036)		(1,002)
Cumulative foreign currency translation adjustment		3		3
Valuation loss on investment securities		(465)		(449)

Minority interests		378		365

Total stockholders’ equity		18,157		17,551

Total capitalization	W	21,725	US$	21,000

(1)	Won amounts are expressed in U.S. dollars at the rate of W1,034.5 to US$1.00, the noon buying rate in effect on June 30, 2005 as quoted by the Federal Reserve Bank of New York in the United States.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods presented in accordance with Korean GAAP and U.S. GAAP. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings before income tax and fixed charges and fixed charges consist of interest expenses and amortization of bond discount and issue costs. The following table should be read in conjunction with our audited financial statements incorporated by reference in this prospectus.

						Six Months
	Year Ended December 31,					Ended June 30,

	2000	2001	2002	2003	2004	2005

Korean GAAP	3.81	3.55	5.47	11.77	28.88	44.74
U.S. GAAP(1)	4.06	3.70	5.12	11.68	26.19	44.70

(1)	See Note 33 of Notes to Consolidated Financial Statements included in our latest annual report on Form 20-F and Note 32 of Notes to Consolidated Financial Statements included in our current report on Form 6-K furnished to the SEC on October 18, 2005.
OFFER STATISTICS AND EXPECTED TIMETABLE
      Each time we sell securities by this prospectus we will provide a prospectus supplement that will contain key information about the terms of the offering, including the identification of important dates relating to such offering.
DESCRIPTION OF CAPITAL STOCK
      For a description of our capital stock, see “Item 10A. Share Capital” and “Item 10B. Memorandum and Articles of Association” in our latest annual report on Form 20-F.
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
      For a description of our ADSs, see “Item 12. Description of Securities Other than Equity Securities” in our latest annual report on Form 20-F.
DESCRIPTION OF DEBT SECURITIES
      We will issue the debt securities under an indenture dated as of September 26, 1994 between us and The First National Bank of Chicago, which acts as trustee. A copy of the indenture has been filed as an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain a copy. This section summarizes the material terms of the indenture, but it does not describe all the provisions of the indenture. Thus this section is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms.
General
      The indenture does not limit the amount of debt securities that we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. The debt securities will be our direct and unconditional obligations. The debt securities will not be secured by any of our properties or assets or those of our subsidiaries, and they will not be subordinated to any of our other debt obligations. The debt securities will rank equally among themselves in a bankruptcy or liquidation proceeding against us, and they will rank at least equally with all our other outstanding unsecured and unsubordinated general obligations in these proceedings (subject to statutory exceptions under Korean laws). One series of debt securities will not have preference over any other series of debt securities either because of the date they were issued or otherwise.

      The prospectus supplement relating to the specific debt securities being issued will contain a description of the following terms of the debt securities:

•	the title and series of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the dates on which or periods during which the debt securities may be issued and the dates on which, or the range of dates within which, the principal of (and premium, if any, on) the debt securities will be payable;

•	if the debt securities will bear interest,

–	the rate or rates (or the method of determining the rate or rates) at which the debt securities will bear interest;

–	the date or dates from which this interest will accrue;

–	the dates on which this interest will be payable; and

–	in the case of registered securities, the regular record dates for the interest payable on interest payment dates;

•	the places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of registered securities) or the principal London office of the trustee (in the case of bearer securities), where the principal of (and premium, if any) and interest on the debt securities will be payable;

•	any obligation that we may have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions, or at the option of a holder of the debt securities, and

–	the periods within which or the dates on which we will redeem or repurchase the debt securities in whole or in part;

–	the prices at which we will redeem or repurchase the debt securities; and

–	the terms and conditions upon which the debt securities will be redeemed or repurchased, in whole or in part;

•	if the debt securities are redeemable, in whole or in part, at our option, the periods or the dates when we may redeem, the prices at which we may redeem and the terms and conditions for the redemption;

•	the denominations in which we may issue the debt securities, if other than denominations of $1,000 and any integral multiple of $1,000;

•	whether the debt securities are to be issued as discount securities (as defined below) and the terms and conditions of any discount securities;

•	any provisions for the defeasance of the debt securities;

•	whether the debt securities are to be issued as registered securities or bearer securities or both and, if bearer securities are to be issued, whether coupons will be attached, whether bearer securities of a series may be exchanged for registered securities of the same series and the circumstances under which these exchanges, if permitted, may be made and the place or places for the exchange;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary (as defined below) for the global security or securities and the terms and conditions, if any, upon which interests in the global security or securities may be exchanged in whole or in part for the individual debt securities that are represented;

•	if a temporary debt security is to be issued with respect to the debt securities, whether any interest payable on them on an interest payment date prior to the issuance of a definitive debt security of the series will be credited to the account of the persons entitled to the interest on the interest payment date;

•	if a temporary global security is to be issued with respect to the debt securities, the terms upon which beneficial interests in the temporary global security may be exchanged, in whole or in part, for beneficial interests in a definitive global security or for individual debt securities of the series and the terms upon which beneficial interests in a definitive global security, if any, may be exchanged for individual debt securities having the same terms;

•	if other than Dollars, the foreign or composite currency in which the debt securities are to be denominated, or in which payment of the principal of (and premium, if any) and interest on the debt securities will be made and any other terms concerning the payment;

•	if the debt securities are to be denominated in a currency other than Dollars, the method of determining an exchange rate for calculating in Dollars the principal of (and premium, if any) and interest on the outstanding debt securities;

•	if the principal of (and premium, if any) or any interest on the debt securities are to be payable, at our election or the election of a holder, in a currency other than that in which the debt securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, the election may be made and the time and the manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be paid pursuant to the election;

•	if the amount of payments of principal of (and premium, if any) or any interest on the debt securities may be determined with reference to an index based on a currency or currencies other than the currency or currencies in which the debt securities are stated to be payable, the manner in which these amounts will be determined;

•	if the amount of payments of principal of (and premium, if any) or any interest on the debt securities may be determined with reference to an index based on the prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities, or otherwise by application of a formula, the manner in which these amounts will be determined;

•	any additional events of default (as defined below) or grace periods or restrictive covenants provided for with respect to the debt securities;

•	whether any provisions for payment of additional amounts (as defined below) or tax redemption shall apply with respect to the debt securities; and

•	any other terms of the debt securities consistent with the provisions of the indenture under which they are issued.
      Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities only as registered securities in denominations of $1,000 and any integral multiple of $1,000, and the debt securities will be payable only in Dollars.
      We may sell the debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, or we may otherwise designate as issued with original issue discount (“discount securities”). Certain U.S. federal income tax considerations that may be relevant to a holders of discount securities, debt securities providing for payments in a currency other than Dollars and debt securities providing for indexed, contingent or variable payments will be discussed in the applicable prospectus supplement.
      The terms of any debt securities that are convertible into shares of common stock will be discussed in the applicable prospectus supplement.
      Except as otherwise provided in this prospectus, the indenture does not contain provisions which would afford protection to the holders of debt securities in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders of debt securities or in the event of a decline in our credit quality, resulting from a takeover, recapitalization or similar restructuring for us.

      Unless otherwise provided in the applicable prospectus supplement, the principal of (and premium, if any) and any interest on debt securities will be payable (in the case of registered securities) at the corporate trust office or agency of the trustee in the City and State of New York or (in the case of bearer securities) at the principal London office of the trustee; provided, however, that interest payments on registered securities may, at our option, be made by check mailed to the registered holders of the registered securities or, if so provided in the applicable prospectus supplement, may, at the holder’s option, be made by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account maintained by the holder in the United States.
      Unless otherwise provided in the applicable prospectus supplement, registered securities may be transferred or exchanged at the corporate trust office or agency of the trustee in the City and State of New York, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection with the transfer or exchange. Bearer securities will be transferable by delivery. Provisions with respect to the exchange of bearer securities will be described in the applicable prospectus supplement.
      All moneys we pay to a paying agent for the payment of principal of (and premium, if any) or any interest on any debt security that remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and after the repayment, the holder of the debt security or any coupon pertaining to the debt securities will look only to us for payment of the principal, premium or interest.
      We will comply to the extent applicable with the requirements of Section 14(e) of the Exchange Act and Rule 14e-1 under the Exchange Act, in the case of any prepayments or redemptions of any debt security made at the option of the holder of the debt security.
Global Securities
      Debt securities having the same issue date and the same terms may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the debt securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless it is exchanged in whole or in part for the individual debt securities represented by it, a global security may not be transferred except as a whole by:

•	the depositary for the global security to a nominee of the depositary;

•	a nominee of the depositary to the depositary or another nominee of the depositary; or

•	the depositary or any nominee to a successor of the depositary or a nominee of the successor.
      The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.
      Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of institutions that have accounts with the depositary (“participants”). The accounts to be credited will be designated by the underwriters of the debt securities or, if the debt securities are offered and sold directly by us or through one or more agents, by us or the agent or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities. These limits and laws may limit the market for beneficial interests in a global security.
      So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by the global security for all purposes under the indenture governing the debt securities. Except as set forth below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the individual debt securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical delivery of any debt securities; and

•	will not be considered the owners or holders of the debt securities under the indenture governing the debt securities.
      Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and the participant through which that person owns its interest to exercise any rights of a holder under the indenture. We understand that under existing practice, in the event that we request any action by a holder or a beneficial owner desires to take any action a holder is entitled to take, the depositary would act upon the instructions of, or authorize, the participant to take the action.
      Subject to the restrictions discussed under “Limitations on Issuance of Bearer Securities” below, payments of principal of (and premium, if any) and any interest on individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the holder of the global security. We, the trustee, any paying agent or the security registrar for the debt securities will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial interests.
      We expect that the depositary for any debt securities, upon receipt of any payment of principal, premium or interest in respect of a definitive global security representing those debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest will be subject to the restrictions discussed under “Limitations on Issuance of Bearer Securities” below.
      If the depositary for any debt securities is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within ninety days, we will issue individual debt securities in exchange for the global security or securities representing the debt securities. In addition, we may at any time and in our sole discretion determine not to have certain debt securities represented by one or more global securities and, in that event, will issue individual debt securities in exchange for the global security or securities representing the debt securities. Further, if we so specify with respect to any debt securities, an owner of a beneficial interest in a global security representing the debt securities may, on terms acceptable to us and the depositary for the global security, receive individual debt securities in exchange for the beneficial interest. In these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities represented by the global security equal in principal amount to its beneficial interest and to have the debt securities registered in its name (if the debt securities are issuable as registered securities). Individual debt securities so issued will be issued:

•	as registered securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples of $1,000 if the debt securities are issuable as registered securities;

•	as bearer securities in the denomination or denominations specified by us if the debt securities are issuable as bearer securities; or

•	as either registered or bearer securities, if the debt securities are issuable in either form.

      See, however, “Limitations on Issuance of Bearer Securities” below for a description of restrictions on the issuance of individual bearer securities in exchange for beneficial interests in a global security.
Limitations on Issuance of Bearer Securities
      As required by United States federal income tax laws and regulations, we and any underwriter, agent or dealer participating in the offering of any bearer security will agree that, in connection with the original issuance of a bearer security and during the period ending 40 days after the issue date of the bearer security, we and they will not offer, sell or deliver the bearer security, directly or indirectly, to a U.S. Person or to any person within the United States, except as permitted under U.S. Treasury regulations.
      Bearer securities will bear a legend to the following effect: “Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with exceptions, a United States taxpayer who holds bearer securities will not be allowed to deduct any loss from, and will not be eligible for capital gain treatment with respect to any gain realized on, a sale, exchange, redemption or other disposition of the bearer securities.
      As used in this section, “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and “U.S. Person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, an estate whose income is subject to United States federal income taxation regardless of its source or a trust subject to the control of a U.S. Person and the primary supervision of a U.S. court.
      Before a definitive global security or individual bearer securities, as the case may be, become available, debt securities that are issuable as bearer securities will initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (formerly Cedel Bank société anonyme, “Clearstream”) for credit to the accounts designated by or on behalf of their purchasers. After a definitive global security in bearer form, without coupons attached, or individual bearer securities become available, subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in the definitive global security or for individual bearer securities only upon receipt of a “Certificate of Non-U.S. Beneficial Ownership.” A “Certificate of Non-U.S. Beneficial Ownership” is a certificate that says that a beneficial interest in a temporary global security is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive bearer security be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No bearer security will be delivered in or to the United States. If specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream with respect to that portion of such temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.
Optional Tax Redemption
      The debt securities of any series may be redeemed at our option in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at any time at a redemption price equal to the principal amount of the relevant debt securities plus accrued interest to the date fixed for redemption (or the alternative redemption price specified in the applicable prospectus supplement), if, as a result of any change in, expiration of or amendment to

•	the laws of Korea (or any political subdivision or taxing authority of or in Korea);

•	any regulations or rulings promulgated under Korea laws;

•	any change in the official interpretation or official application of Korea laws; regulations or ruling; or

•	any change in the official application or interpretation of, or any execution of or amendment to, any treaties affecting taxation to which Korea (or political subdivision or taxing authority of or in Korea) is a party, which becomes effective on or after the date of the prospectus supplement in respect of the debt securities, we are or would be required on the next succeeding due date for a payment with respect to the debt securities to pay “additional amounts” (as defined below) with respect to the debt securities. Before any redemption of any debt securities, the indenture requires that we deliver to the trustee or any paying agent a certificate stating that we are entitled to so redeem and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred.
Modification and Waiver
      The indenture contains provisions for convening meeting of holders to consider matters affecting their interests.
      Modifications of and amendments to the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the debt securities then outstanding of each series under the indenture that is affected by the modification or amendment, voting separately; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest or additional amounts payable on, any debt security or coupon;

•	reduce the principal amount (including the amount payable on a discount security upon the acceleration of its maturity) of, or any interest on or any premium payable upon redemption of, or additional amounts payable on, any debt security or coupon;

•	change the place of payment, or currency or composite currency of denomination or payment, of the principal of (and premium, if any, on) or any interest or additional amounts payable on any debt security or coupon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or coupon;

•	reduce the percentage of the principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the applicable indenture with respect to waiver of compliance with certain provisions of the applicable indenture or waiver of certain defaults; or

•	limit our obligation to maintain a paying agent outside the United States for bearer securities.
      The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, as far as that series is concerned, compliance by us with the restrictive provisions of the indenture before the time for the compliance. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of (or premium, if any) or interest on any debt security or in the payment of any related coupon of that series and except a default in respect of a covenant or provision whose modification or amendment would require the consent of the holder of each outstanding debt security affected by it.
Certain Covenants

Limitation on Liens
      The indenture provides that we will not ourselves, and will not permit any Material Subsidiary to, create, incur, issue or assume or guarantee any External Indebtedness secured by any mortgage, charge, pledge, encumbrance or other security interest (a “Lien”) on any Principal Property without in any of those cases effectively providing that the debt securities (together with, if we so determine, any other of our indebtedness or those of a Material Subsidiary then existing or created afterwards) shall be secured equally and ratably with or prior to the secured External Indebtedness unless, after giving effect to it, the aggregate principal amount of all secured External Indebtedness, plus our Attributable Debt and that of our Material Subsidiaries in respect of Sale/ Leaseback Transactions as described under “Limitation Upon Sale and Leaseback Transactions” below (other than Sale/ Leaseback Transactions permitted under clause 2 of the description), would not exceed 15% of Consolidated Net Tangible Assets.
      The foregoing restriction will not apply to External Indebtedness secured by:

(1)	any Lien existing on any Principal Property before we or any of our Material Subsidiaries acquired it or arising after the acquisition pursuant to contractual commitments entered into prior to and not in contemplation of the acquisition;

(2)	any Lien on any Principal Property securing External Indebtedness incurred or assumed for the purpose of financing its purchase price or the cost of construction, improvement or repair of all or any part of the property, provided that the Lien attaches to the Principal Property concurrently with or within 12 months after its acquisition or completion of construction, improvement or repair;

(3)	any Lien existing on any Principal Property of any Material Subsidiary prior to the time the Material Subsidiary becomes our Subsidiary or arising after that time pursuant to contractual commitments entered into prior to and not in contemplation thereof;

(4)	any Lien securing External Indebtedness owing to us or to a Subsidiary; or

(5)	any Lien arising out of the refinancing, extension, renewal or refunding of any External Indebtedness secured by any Lien permitted by any of the foregoing clauses or existing at the date of the indenture, provided that the External Indebtedness is not increased and is not secured by any additional Principal Property.

Limitation Upon Sale and Leaseback Transactions
      The indenture provides that we will not ourselves, and will not permit any Material Subsidiary to, enter into any Sale/ Leaseback Transaction, after the date of the indenture, unless:

(1)	our Attributable Debt and that of our Material Subsidiaries in respect of all other Sale/ Leaseback Transactions entered into after the date of the indenture (other than transactions permitted by clause 2. below) plus the aggregate principal amount of External Indebtedness secured by Liens on Principal Properties then outstanding (excluding any External Indebtedness secured by Liens described in clauses (i) through (v) under “Limitation on Liens” above or existing at the date of the indenture) without equally and ratably securing the debt securities, would not exceed 15% of Consolidated Net Tangible Assets; or

(2)	we or a Material Subsidiary, within twelve months after the Sale/ Leaseback Transaction, apply for the retirement of our or a Material Subsidiary’s External Indebtedness which is not subordinate to the debt securities an amount (subject to credits for voluntary retirements of External Indebtedness) equal to the net proceeds of the sale or transfer of the Principal Property which is the subject of the Sale/ Leaseback Transaction. The foregoing restriction shall not apply to any transaction between us and a Subsidiary or between a Subsidiary and a Material Subsidiary.

Certain Definitions
      “Attributable Debt” means, for any Sale/ Leaseback Transaction, the lesser of:

(x)	the fair market value of the Principal Property subject to the Sale/ Leaseback Transaction; and

(y)	the present value (discounted at an annual rate equal to the discount rate of a capital lease obligation with a like term in accordance with generally accepted accounting principles in Korea) of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges) during the term of the lease.
      “Consolidated Net Tangible Assets” means, at any date, the total amount of our assets and assets of our consolidated Subsidiaries, including investments in unconsolidated Subsidiaries, after deducting from that amount:

•	all current liabilities (excluding any current liabilities constituting Long-term Debt because they are renewable or extendible);

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangible assets; and

•	all write-ups of fixed assets, net of accumulated depreciation on those assets, after December 31, 1993 or another date as provided in the prospectus supplement, other than as permitted by Korean laws applicable to us, all as set forth on our and our consolidated Subsidiaries’ most recent balance sheet and computed according to Korean GAAP.
      “External Indebtedness” means any obligation for the payment or repayment of money borrowed which is denominated in a currency other than the currency of Korea and which has a final maturity of one year or more from its date of incurrence or issuance.
      “Long-term Debt” means any note, bond, debenture or other similar evidence of indebtedness for money borrowed having a maturity of more than one year from the date the evidence of indebtedness was incurred or having a maturity of one year or less but by its terms being renewable or extendible, at the option of the borrower, beyond one year from the date the evidence of indebtedness was incurred.
      “Material Subsidiary” means any Subsidiary that owns a Principal Property.
      “Principal Property” means:

(a)	Pohang Works, Kwangyang Works and any other steel producing or processing facility located in Korea, whether at the date of the indenture or acquired after that date, including any land, buildings, structures or machinery and other fixtures that constitute all or a portion of the facility, other than any facility or portion of the facility reasonably determined by our board of directors not to be of material importance to the total business we and our Subsidiaries conduct as a whole; and

(b)	any share of common or participating preferred stock of a Material Subsidiary.
      “Sale/ Leaseback Transaction” means any arrangement with any person which provides for the leasing by us or any Material Subsidiary, for an initial term of three years or more, of any Principal Property, whether we own it now or acquire it in the future, which is to be sold or transferred by us or any Material Subsidiary after the date of the indenture to that person for a sale price of US$1,000,000 (or its equivalent) or more where the rental payments are denominated in a currency other than the currency of Korea.
      “Subsidiary” means any corporation or other entity whose securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by us.

Events of Default
      The following events will constitute events of default (“events of default”) under the indenture with respect to any series of debt securities issued under the indenture:

(a)	default in the payment of any installment of interest upon any debt security of that series or of any related coupon when due, and continuance of the default for a period of 30 days;

(b)	default in the payment of all or any part of the principal of (or premium, if any, on) any debt security of that series as and when it becomes due and payable, whether at maturity, upon redemption or otherwise, and continuance of the default for a period of time (if any) as is specified in the prospectus supplement for the debt securities in respect of which this prospectus is being delivered;

(c)	failure on our part to observe or perform any other of the covenants or agreements on our part contained in the indenture for a period of 60 days after the date on which written notice specifying the failure, stating that the notice is a “Notice of Default” under the indenture and demanding that we remedy the same, shall have been given by registered or certified mail, return receipt requested, to us by the trustee or to us at the office of the trustee by the holders of at least 10% in aggregate principal amount of the debt securities of that series then outstanding;

(d)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of that series, and continuance of the default for a period of time (if any) as specified in the prospectus supplement for the debt securities in respect of which this prospectus is being delivered:

(e)(1)	any of our External Indebtedness in the aggregate outstanding principal amount of US$l5,000,000 or more either:

•	becoming due and payable before the due date for its payment due to its acceleration following our default; or

•	not being repaid at, and remaining unpaid after, maturity as extended by any applicable grace period; or

(2)	any guarantee given by us in respect of External Indebtedness of any other person in the aggregate principal amount of US$15,000,000 or more not being honored when, and remaining dishonored after becoming, due and called;

provided that, if the default under the External Indebtedness is cured or waived, then the default under the indenture shall be deemed to have been cured and waived: or

(f)	events of bankruptcy, insolvency or reorganization relating to us.
Any additional events of default provided with respect to a series of debt securities will be set forth in the applicable prospectus supplement. No event of default with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.
      The indenture provides that if an event of default specified in that document occurs and is continuing with respect to a series of debt securities that was issued under that document and at the time is outstanding, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal of and all accrued interest on all debt securities of that series (or, in the case of discount securities, an amount equal to the portion of the principal amount that will be specified in the related prospectus supplement) to be due and payable. In certain cases, the holders of a majority in principal amount of the debt securities then outstanding of a series may, on behalf of the holders of all those debt securities, rescind and annul the declaration and its consequences.
      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of a default to act with the required standard of care, to be indemnified by the holders of the debt securities or any coupons of any series under the debt securities before proceeding to exercise any right or power under the indenture with respect to that series at the request of the holders. The indenture provides that no holder of a debt security or any coupon of any series under the indenture may institute any proceeding, judicial or otherwise, to enforce the indenture except in the case of failure of the trustee, for 60 days, to act after it receives:

•	written notice of the default;

•	a written request to enforce the indenture by the holders of at least 25% in aggregate principal amount of the debt securities then outstanding of that series; and

•	an offer of reasonable indemnity.
      This provision will not prevent any holder of the debt security from enforcing payment of the principal (and premium, if any,) and any interest on the debt security or the holder of any coupon from enforcing payment for the coupon at their respective due dates. The holders of a majority in aggregate principal amount of the debt securities then outstanding of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on it with respect to the debt securities of that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that would be unjustly prejudicial to holders not joining.
      The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities under the indenture known to it, give to the holders of debt securities and coupons of that series notice of the default, unless the default shall have been cured or waived; but except in the case of a default of the principal of (and premium, if any) or any interest on any debt security or of any coupon of that series or in the payment of any sinking fund installment with respect to debt securities of that series, the trustee shall be protected in withholding the notice if it determines in good faith that the withholding of the notice is in the interest of the holders of the debt securities and coupons.
      We will be required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture and, if we fail to be in compliance with them, specifying each failure and its nature and status.
Consolidation, Merger and Sale of Assets
      We may, without the consent of the holders of any of the debt securities, consolidate with, or merge into, or sell, transfer, lease or convey our assets substantially as an entirety to any corporation organized under the laws of Korea, provided that:

•	any successor corporation expressly assumes our obligations under the debt securities and the indenture;

•	after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions are satisfied.
Discharge and Defeasance
      The indenture provides that, with respect to debt securities of any series, we will be discharged from any and all obligations in respect of that series (except for payment obligations and certain obligations to register the transfer or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, and maintain paying agencies) upon payment in full of all debt securities of that series outstanding, or if, at any time we shall have delivered to the trustee for cancellation all debt securities of that series authenticated up to that time, or all debt securities of that series not delivered up to that time to the trustee for cancellation have or will become due and payable in accordance with their terms within one year or are to be, or have been, called for redemption as described under “Optional Tax Redemption” within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and, in either case, we shall have delivered to the trustee an officer’s certificate and opinion of counsel each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of all obligations with respect to that series have been complied with, and irrevocably deposited with the trustee, in trust:

(1)	currency in which the debt securities are denominated in an amount;

(2)	Government obligations which through the payment of interest and principal will provide not later than the due date of any payment, currency in which the debt securities are denominated in an amount; or

(3)	any combination of (1) and (2),
sufficient to pay all the principal of, and interest on, the debt securities of that series on the dates the payments are due in accordance with the terms of the debt securities of that series and all other amounts payable by us under the indenture. The indenture also provides that, with respect to debt securities of any series that are registered securities payable only in Dollars, we need not comply with certain covenants (“covenant defeasance”) of the indenture with respect to debt securities of any series (including those described under “Limitation on Liens” and “Limitation Upon Sale and Leaseback Transactions”) if:

(1)	we irrevocably deposit, in trust with the trustee,

(A)	cash in Dollars in an amount;

(B)	U.S. Government obligations which through the payment of interest and principal in accordance with their terms will provide cash in Dollars in an amount; or

(C)	any combination of (A) and (B), sufficient to pay all the principal of, and interest on, the debt securities of that series on the date the payments are due in accordance with the terms of the debt securities of that series;

(2)	if the debt securities are then listed on the New York Stock Exchange, we deliver to the trustee an opinion of counsel to the effect that the covenant defeasance would not cause the debt securities to be delisted;

(3)	no event of default or certain events which with notice or lapse of time or both would become events of default with respect to the debt securities of that series shall not have occurred and be continuing on the date of the deposit;

(4)	we deliver to the trustee an opinion of counsel to the effect that, as a result of the covenant defeasance, holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes;

(5)	we deliver to the trustee an opinion of counsel in Korea to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities, other than holders who are or who are deemed to be residents of Korea or use or hold or are deemed to use or hold their debt securities in carrying on a business in Korea, to be subject to Korean taxation in respect of the defeasance, and to the effect that payments out of the trust fund will be free and exempt from any and all withholding and other income taxes of whatever nature of Korea or any province or political subdivision of or in Korea having power to tax; and

(6)	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the covenant defeasance have been complied with. Defeasance provisions, if any, with respect to any other debt securities of any series will be described in the applicable prospectus supplement.
Additional Amounts
      All payments on the debt securities will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Korea or by or within any political subdivision of Korea or any authority in Korea having power to tax (“Korean Tax”), unless deduction or withholding of Korean Tax is required by law. In that event, we will pay additional amounts as will result in the payment to holders of the debt securities of the amounts which would otherwise have been receivable in respect of principal and interest had no such deduction or withholding been made, except that no additional amount shall be payable in respect of that debt security:

(a)	to or on behalf of a holder or beneficial owner of the debt security who is subject to Korean Tax in respect of the debt security by reason of the existence of any present or former connection between the holder or beneficial owner of the debt security (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, the holder or beneficial owner, if the holder or beneficial owner is a partnership or corporation) and Korea (or any political subdivision of Korea) otherwise than merely by holding the debt security or receiving principal or interest on the debt security; or

(b)	to or on behalf of a holder or beneficial owner of the debt security to the extent the holder or beneficial owner would not be liable for or subject to the deduction or withholding by making a declaration of non-residence or other similar claim for exemption or reduction to the relevant tax authority if, after having been requested to make that declaration or claim, the holder or beneficial owner fails to do so; or

(c)	to or on behalf of a holder or beneficial owner of the debt security who presents a debt security (where presentation is required) for payment more than 30 days after the relevant date except to the extent that its holder would have been entitled to the additional amounts on presenting the same for payment on the last day of the 30-day period; for this purpose the “relevant date” in relation to any payments of interest on, or principal of, any debt security means:

(1)	the due date for payment; or

(2)	if the full amount of the monies payable on the due date has not been received in New York City by the trustee on or prior to the due date, the date on which, the full amount of the monies having been so received, notice to that effect is duly given to holders of the debt securities of that series in accordance with the indenture; or

(d)	any combination of (a), (b) or (c) above.
      The obligation to pay taxes, duties, assessments and governmental charges shall not apply to (a) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge or (b) any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the debt securities of that series; provided that, except as otherwise set forth in the debt securities of that series and in the indenture, we will pay all stamp and other duties, if any, which may be imposed by Korea, the United States or any of their respective political subdivisions or taxing authorities, with respect to the indenture or as a consequence of the initial issuance of the debt securities.
      References to principal or interest in respect of debt securities of any series shall be deemed also to refer to any additional amounts which may be payable as set forth in the debt securities.
Replacement Debt Securities
      Unless otherwise provided in the applicable prospectus supplement, if a debt security of any series or any related coupon is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the trustee in the City and State of New York (in the case of registered securities) or at the principal London office of the trustee (in the case of bearer securities and coupons) upon payment by the holder of expenses that we and the trustee may incur for that purpose and the furnishing of evidence and indemnity as we and the trustee may require. Mutilated debt securities and coupons must be surrendered before new debt securities (with or without coupons) will be issued.

Notices
      Unless otherwise provided in the applicable prospectus supplement, any notice required to be given to a holder of a debt security of any series that is a registered security will be mailed to the last address of the holder set forth in the applicable security register. Any notice required to be given to a holder of a debt security that is a bearer security will be published in a daily newspaper of general circulation in the city or cities specified in the prospectus supplement relating to that bearer security.
Concerning the Trustee
      The holders of a majority in aggregate principal amount of all outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee with respect to the debt securities, provided that the direction does not conflict with any rule of law or with the indenture.
      In case an event of default occurs (and is not cured or waived), the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of any Debt Securities, unless they will have offered to the trustee reasonable security or indemnity.
Governing Law
      The indenture and the debt securities of each series will be governed by and construed in accordance with the laws of the State of New York.
Jurisdiction; Consent to Service
      We have consented to the jurisdiction of the courts of the State of New York and the United States courts located in The City of New York with respect to any action that may be brought in connection with the indenture or the debt securities of any series and have appointed CT Corporation System as agent for service of process.
Foreign Exchange Controls
      The issuance of debt securities and payments on debt securities are subject to certain Korean governmental notice and authorization requirements. For more details with respect to these regulations, see “Item 10D. Exchange Controls” in our latest annual report on Form 20-F.
TAXATION
Korean Taxation
      The following summary of Korean tax considerations applies to you so long as you are not:

•	a resident of Korea;

•	a corporation organized under Korean law; or

•	engaged in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

Debt Securities

Taxation of Interest
      Under current Korean tax laws, when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, any income taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein.

Taxation of Capital Gains
      Under specific exemptions granted under Korean tax law, you will not be subject to any Korean income or withholding taxes in connection with the capital gains from sale, exchange or other disposition of debt securities if (i) you transfer the debt securities outside Korea to another non-resident (other than to such transferee’s permanent establishment in Korea) or (ii) you transfer the debt securities to a resident or a non-resident of Korea (regardless of whether the transferees have a permanent establishment in Korea) by virtue of the Special Tax Treatment Control Law of Korea (the “STTCL”), provided that the issuance of the debt securities outside Korea is deemed to be an overseas issuance under the STTCL. If you sell or otherwise dispose of debt securities through other ways than those mentioned above, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates (the lesser of, subject to the production of satisfactory evidence of the acquisition cost of, and certain direct transaction costs attributable to the disposal of, the relevant debt securities, 27.5% of the net gain or 11% of the gross sale proceeds), unless an exemption is available under an applicable income tax treaty. See the discussion under “— Tax Treaties” below for an additional explanation on treaty benefits.

Inheritance Tax and Gift Tax
      If you die while you are the holder of debt securities, the subsequent transfer of the debt securities by way of succession will be subject to Korean inheritance tax. Similarly, if you transfer debt securities as a gift, the donee will be subject to Korean gift tax and you may be required to pay the gift tax if the donee fails to do so.
      At present, Korea has not entered into any tax treaty relating to inheritance or gift taxes.

Shares or ADSs

Dividends on the Shares of Common Stock or ADSs
      We will deduct Korean withholding tax from dividends paid to you at a rate of 27.5%. If you are a qualified resident in a country that has entered into a tax treaty with Korea, you may qualify for a reduced rate of Korean withholding tax. See the discussion under “— Tax Treaties” below for an additional explanation on treaty benefits.
      In order to obtain the benefits of a reduced withholding tax rate under a tax treaty, you must submit to us, prior to the dividend payment date, such evidence of tax residence as may be required by the Korean tax authorities. Evidence of tax residence may be submitted to us through the ADR depositary. If we distribute to you free shares representing a transfer of certain capital reserves or asset revaluation reserves into paid-in capital, that distribution may be subject to Korean tax.

Taxation of Capital Gains
      As a general rule, capital gains earned by non-residents upon the transfer of the common shares or ADSs would be subject to Korean withholding tax at a rate equal to the lesser of (i) 11% of the gross proceeds realized or (ii) 27.5% of the net realized gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs arising out of the transfer of such common shares or ADSs), unless such non-resident is exempt from Korean income taxation under an applicable Korean tax treaty into which Korea has entered with the non-resident’s country of tax residence. See the discussion under “— Tax Treaties” below for an additional explanation on treaty benefits. Even if you do not qualify for any exemption under a tax treaty, you will not be subject to the foregoing withholding tax on capital gains if you qualify for the relevant Korean domestic tax law exemptions discussed in the following paragraphs.
      With respect to shares of our common stock, you will not be subject to Korean income taxation on capital gains realized upon the transfer of such shares through the Korea Exchange if you (i) have no permanent establishment in Korea and (ii) did not own or have not owned (together with any shares owned by any entity with which you have a certain special relationship and possibly including the shares represented by the ADSs) 25% or more of our total issued and outstanding shares at any time during the calendar year in which the sale occurs and during the five calendar years prior to the calendar year in which the sale occurs.
      With respect to ADSs, there are uncertainties as to whether ADSs should be viewed as securities separate from the shares of common stock underlying such ADSs or as the underlying shares themselves for capital gains tax purposes, as discussed in more detail in the following paragraph. However, in either case, you will be eligible for exemptions for capital gains available under Korean domestic tax law (in addition to the exemption afforded under income tax treaties) if certain conditions discussed below are satisfied.
      Under a tax ruling issued by the Korean tax authority in 1995 (the “1995 tax ruling”), ADSs are treated as securities separate from the underlying shares represented by such ADSs and, based on such ruling, (i) capital gains earned by you from the transfer of ADSs to another non-resident (other than to such transferee’s permanent establishment in Korea) will not be subject to Korean income taxation and (ii) capital gains earned by you (regardless of whether you have a permanent establishment in Korea) from the transfer of ADSs outside Korea will be exempt from Korean income taxation by virtue of the STTCL, provided that the issuance of the ADSs is deemed to be an overseas issuance under the STTCL. However, according to a recent tax ruling issued in 2004 by the Korean tax authority regarding the securities transaction tax (the “2004 tax ruling”), depositary receipts constitute share certificates, the transfer of which is subject to the securities transaction tax. Even though the 2004 tax ruling addresses the securities transaction tax and not the income tax on capital gains, it raises the question of whether depositary shares (such as ADSs) should be viewed as underlying shares for capital gains tax purposes. If so, exemptions afforded under Korean domestic tax law to capital gains from transfer of ADSs based on the treatment of ADSs as securities separate from the underlying shares would no longer apply (including those referred to in the 1995 tax ruling), but, instead, exemptions for capital gains from transfer of the underlying shares would apply. Under an applicable exemption, capital gains from transfer of ADSs would be exempt from Korean income tax under the STTCL if (i) the ADSs are listed on the securities market overseas that is similar to the Stock Market Division of the Korea Exchange and (ii) the transfer of ADSs is made through such securities market. We believe that New York Stock Exchange would satisfy the condition (i) above.
      If you are subject to tax on capital gains with respect to the sale of ADSs, or of shares of common stock which you acquired as a result of a withdrawal, the purchaser or, in the case of the sale of shares of common stock on the Korea Exchange or through a licensed securities company in Korea, the licensed securities company, is required to withhold Korean tax from the sales price in an amount equal to 11% (including resident surtax) of the gross realization proceeds and to make payment of these amounts to the Korean tax authority, unless you establish your entitlement to an exemption under an applicable tax treaty or domestic tax law or produce satisfactory evidence of your acquisition cost and transaction costs for the shares of common stock or the ADSs. To obtain the benefit of an exemption from tax pursuant to a tax treaty, you must submit to the purchaser or the securities company, or through the ADR depositary, as the case may be, prior to or at the time of payment, such evidence of your tax residence as the Korean tax authorities may require in support of your claim for treaty benefits. See the discussion under “— Tax Treaties” below for an additional explanation on claiming treaty benefits.

Tax Treaties
      Korea has entered into a number of income tax treaties with other countries (including the United States), which would reduce or exempt Korean withholding tax on dividends on, and capital gains on transfer of, shares of our common stock or ADSs. For example, under the Korea-United States income tax treaty, reduced rates of Korean withholding tax of 16.5% or 11.0% (respectively, including resident surtax, depending on your shareholding ratio) on dividends and an exemption from Korean withholding tax on capital gains are available to residents of the United States that are beneficial owners of the relevant dividend income or capital gains. However, under Article 17 (Investment of Holding Companies) of the Korea-United States income tax treaty, such reduced rates and exemption do not apply if (i) you are a United States corporation, (ii) by reason of any special measures, the tax imposed on you by the United States with respect to such dividends or capital gains is substantially less than the tax generally imposed by the United States on corporate profits, and (iii) 25% or more of your capital is held of record or is otherwise determined, after consultation between competent authorities of the United States and Korea, to be owned directly or indirectly by one or more persons who are not individual residents of the United States. Also, under Article 16 (Capital Gains) of the Korea-United States income tax treaty, the exemption on capital gains does not apply if you are an individual, and (a) you maintain a fixed base in Korea for a period or periods aggregating 183 days or more during the taxable year and your ADSs or shares of common stock giving rise to capital gains are effectively connected with such fixed base or (b) you are present in Korea for a period or periods of 183 days or more during the taxable year.
      You should inquire whether you are entitled to the benefit of an income tax treaty with Korea. It is the responsibility of the party claiming the benefits of an income tax treaty in respect of dividend payments or capital gains to submit to us, the purchaser or the securities company, as applicable, a certificate as to his or her tax residence. In the absence of sufficient proof, we, the purchaser or the securities company, as applicable, must withhold tax at the normal rates. In addition, effective starting July 1, 2002, in order for you to obtain the benefit of a tax exemption on certain Korean source income (e.g., dividends and capital gains) under an applicable tax treaty, Korean tax law requires you (or your agent) to submit the application for tax exemption along with a certificate of your tax residency issued by a competent authority of your country of tax residence, subject to certain exceptions. Such application should be submitted to the relevant district tax office by the ninth day of the month following the date of the first payment of such income.

Inheritance Tax and Gift Tax
      If you die while holding an ADS or donate an ADS, it is unclear whether, for Korean inheritance and gift tax purposes, you will be treated as the owner of the shares of common stock underlying the ADSs. If the tax authority’s interpretation of treating depositary receipts as the underlying share certificates under the 2004 tax ruling applies in the context of inheritance and gift taxes as well, you may be treated as the owner of the shares of common stock and your heir or the donee (or in certain circumstances, you as the donor) will be subject to Korean inheritance or gift tax presently at the rate of 10% to 50%; provided that the value of the ADSs or shares of common stock is greater than a specified amount.
      If you die while holding a share of common stock or donate a share of common stock, your heir or donee (or in certain circumstances, you as the donor) will be subject to Korean inheritance or gift tax at the same rate as indicated above.
      At present, Korea has not entered into any tax treaty relating to inheritance or gift taxes.

Securities Transaction Tax
      If you transfer shares of common stock on the Korea Exchange, you will be subject to securities transaction tax at the rate of 0.15% and an agriculture and fishery special surtax at the rate of 0.15% of the sale price of the shares of common stock. If your transfer of the shares of common stock is not made on the Korea Exchange, subject to certain exceptions you will be subject to securities transaction tax at the rate of 0.5% and will not be subject to an agriculture and fishery special surtax.
      With respect to transfer of ADRs, the 2004 tax ruling has been issued by the Korean tax authority to the effect that depositary receipts (which the ADRs fall under) constitute share certificates subject to the securities transaction tax; provided that, under the Securities Transaction Tax Law, the transfer of depositary receipts listed on the New York Stock Exchange or the Nasdaq National Market is exempt from the securities transaction tax. According to tax rulings issued by the Korean tax authorities in 2000 and 2002, foreign stockholders are not subject to securities transaction tax upon the deposit of underlying stock and receipt of depositary shares or upon the surrender of depositary shares and withdrawal of the originally deposited underlying stock, but there remained uncertainties as to whether holders of ADRs other than initial holders will not be subject to securities transaction tax when they withdraw shares of common stock upon surrendering the ADRs. However, the holding of the 2004 tax ruling referred to above seems to view the ADRs as the underlying shares of common stock at least for the purpose of the securities transaction tax and, though not specifically stated, could be read to imply that the securities transaction tax should not apply to the deposit of shares of common stock in exchange of ADRs or withdrawal of shares of common stock upon surrender of the ADRs regardless of whether the holder is the initial holder because the transfer of ADRs by the initial holder to the subsequent holder would have already been subject to securities transaction tax under such tax ruling.
      In principle, the securities transaction tax, if applicable, must be paid by the transferor of the shares or rights. When the transfer is effected through a securities settlement company, such settlement company is generally required to withhold and pay the tax to the tax authorities. When such transfer is made through a securities company only, such securities company is required to withhold and pay the tax. Where the transfer is effected by a non-resident without a permanent establishment in Korea, other than through a securities settlement company or a securities company, the transferee is required to withhold the securities transaction tax.
United States Federal Income Taxation
      The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of debt securities, common stock or ADSs that is (i) a citizen or resident of the United States or (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) that otherwise is subject to United States federal income taxation on a net income basis in respect of the debt securities, common stock or ADSs (a “U.S. holder”). This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This summary deals only with debt securities, common stock or ADSs held as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, certain short-term holders, persons that hedge their exposure in the debt securities, common stock or ADSs or will hold debt securities, common stock or ADSs as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, or persons that have a “functional currency” other than the U.S. dollar or persons that own directly or indirectly or are deemed to own 10 percent or more of any class of our common stock including ADSs. U.S. holders should be aware that U.S. federal income tax consequences of holding the debt securities, common stock or ADSs may be materially different for U.S. holders described in the prior sentence.
      Any special U.S. tax considerations that may be relevant in connection with a particular offering of common stock, ADSs or debt securities, such as debt securities offered at a price less than their stated principal amount, debt securities providing for indexed, contingent or variable payments or debt securities denominated in a currency other than the U.S. dollar, will be addressed in the applicable prospectus supplement.
      Investors should consult their own tax advisors in determining the tax consequences to them of holding debt securities, common stock or ADSs, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.
      United States Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, prospective investors are hereby notified that (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any other document referred to herein is not intended or written to be used, and cannot be used, by prospective investors for the purpose of avoiding penalties that may be imposed on them under the U.S. Internal Revenue Code, (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

Debt securities
      Payments of Interest. Interest on debt securities generally will be taxable to a U.S. holder as foreign source ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.
      Sale, Exchange and Retirement of Debt Securities. Upon the sale, exchange or retirement of a debt security, a U.S. holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the U.S. holder’s tax basis in such debt securities. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the debt securities for more than one year at the time of disposition. The net amount of long-term capital gain recognized by individual U.S. holders prior to January 1, 2009 generally is subject to taxation at a maximum rate of 15%. A U.S. holder’s ability to offset capital losses against ordinary income is limited.

Shares of Common Stock and ADSs
      Dividends on Common Stock or ADSs. The gross amount of cash dividends that a U.S. holder receives (prior to deduction of Korean taxes) generally will be subject to U.S. federal income taxation as foreign source dividend income. Dividends paid in Won will be included in a U.S. holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of the U.S. holder’s (or, in the case of ADSs, the depositary’s) receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.
      The dividends paid generally will not be eligible for the dividends received deductions allowed to certain non-corporate United States corporate shareholders. Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received prior to January 1, 2009 by certain non-corporate U.S. holders including individuals will be subject to taxation at a maximum rate of 15% if the dividends are qualified dividends with respect to a U.S. holder. Dividends paid on the common stock or ADSs will be treated as qualified dividends with respect to a U.S. holder if (1) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules, (2) we were not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”) and (3) the U.S. holder has held the common stock or ADSs more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. The income tax treaty between Korea and the United States has been approved for the purposes of the qualified dividend rules. Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to its 2004 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of its income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2005 taxable year. The U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or common stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them. Holders of ADSs and common stock should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.
      Distributions of additional shares in respect of shares of common stock or ADSs that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

      Sales and Other Dispositions of Shares of Common Stock or ADSs. For U.S. federal income tax purposes, a U.S. holder will recognize gain or loss upon the sale or other taxable disposition of common stock or ADSs in the amount equal to the difference between the amount realized upon the sale or disposition (prior to Korean taxes withheld, if any) and the U.S. holder’s adjusted tax basis in the common stock or ADSs. Such gain or loss will be long-term capital gain or loss if the common stock or ADSs were held for more than one year. The net amount of long-term capital gain recognized by individual U.S. holders prior to January 1, 2009 generally is subject to taxation at a maximum rate of 15%. A U.S. holder’s ability to use capital losses to offset income is subject to limitations.

Foreign Tax Credit Consideration
      U.S. holders should consult their own tax advisers to determine whether they are subject to any special rules that limit a U.S. holder’s ability to make effective use of foreign tax credits, including the possible adverse impact of failing to take advantage of benefits under the income tax treaty between the United States and Korea. If no such rules apply, a U.S. holder may generally claim a credit against its U.S. federal income tax liability for Korean taxes withheld from dividends on shares of common stock or ADSs, so long as a U.S. holder has owned the common stock or ADSs (and not entered into specified kinds of hedging transactions) for at least a 16-day period that includes the ex-dividend date. Instead of claiming a credit, a U.S. holder may, at its election, deduct such Korean taxes in computing the U.S. holder’s taxable income, subject to generally applicable limitations under U.S. tax law. Korean taxes withheld from a distribution of additional shares that is not subject to U.S. tax will be treated for U.S. federal income tax purposes as imposed on “general limitation” income. Such treatment may affect a U.S. holder’s ability to utilize any available foreign tax credit in respect of such taxes. The U.S. Treasury has expressed concerns that parties involved in transactions where depositary shares are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Accordingly, the analysis of the credibility of Korean taxes could be affected by future actions that may be taken by the U.S. Treasury.
      Interest payments to a U.S. holder are currently exempt from Korean taxation. If the Korean law providing for the exemption were repealed, we would make additional payments in the amount of the Korean taxes withheld (subject to certain qualifications) (see above “— Description of Debt Securities — Additional Amounts”). The additional amount received would be treated as additional income. Any Korean income taxes withheld will be eligible for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income, subject to the same limitations and qualifications as discussed in the preceding paragraph.
      Any Korean securities transaction tax or agriculture and fishery special tax that a U.S. holder pays will not be creditable for foreign tax credit purposes.

U.S. Information Reporting and Backup Withholding Rules
      Certain “backup” withholding and information reporting requirements may apply to payments of dividends on shares of common stock or ADSs, payments of principal and interest on a debt security and to certain payments of proceeds of the sale or other disposition of a security. Backup withholding will apply if the holder fails to furnish its taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and information reporting requirements. Backup withholding and information reporting generally will not apply to payments made to a holder of a security who has provided the required certification under penalties of perjury that it is not a U.S. holder or has otherwise established an exemption. Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders
      A beneficial owner of debt securities, common stock or ADSs that is not a U.S. person for U.S. federal income tax purposes (a “Non-U.S. holder”) generally will not be subject to United States federal income tax, including withholding tax, on interest received on the debt securities, or dividends received on the common stock or ADSs, and capital gain realized provided that such Non-U.S. holder has properly completed form W-8BEN establishing its status as a Non-U.S. holder (or otherwise satisfies certain other documentary evidence requirements for establishing that it is a Non-U.S. holder), unless (1) the gain or interest income is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States (and if an income tax treaty applies, is “attributable” to a permanent establishment) or (2) in the case of gain realized by an individual Non-U.S. holder, the Non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.
ADDITIONAL INFORMATION
      For a description of certain additional information, including information with respect to:

•	our share capital;

•	our articles of incorporation;

•	our material contracts;

•	exchange controls applicable to us; and

•	our dividends,
see “Item 10A. Share Capital,” “Item 10B. Memorandum and Articles of Incorporation,” “Item 10C. Material Contracts,” “Item 10D. Exchange Controls” and “Item 10F. Dividends and Paying Agents” of our latest annual report on Form 20-F.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
      Under our articles of incorporation, we are required to indemnify, to the extent permitted by the Commercial Code of Korea, our directors from and against all expense, loss or liabilities incurred in connection with defending any action, claim or proceedings to protect our interests in their capacity as directors, except in the case of willful misconduct or negligence with respect to their duties. Our directors, including the members of our audit committee, and executive officers are insured against liability relating to the performance of their duties under a directors’ and officers’ insurance policy. The policy provides coverage of up to W50 billion in the aggregate for all insured persons, with respect to each incident triggering liability.
      Reference is made to the forms of underwriting agreement for the securities included or to be included as exhibits to our registration statement (if the offering of such securities includes an offering in the United States), which contain certain provisions for the indemnification by the underwriters of us and our officers, directors and controlling persons against certain civil liabilities.
      Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or any of our controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION
      We may sell the securities in and/or outside the United States:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.
      The prospectus supplement with respect to the securities being offered, if such offering includes an offering in the United States, will set forth the terms of the offering, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities being offered and the proceeds to us from such sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.
      Any initial public offering price and any discounts or concessions reallowed or paid to dealers may be changed from time to time.
      If underwriters are used in the sale, the securities being offered will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the prospectus supplement. Unless otherwise set forth in the relevant prospectus supplement, the obligations of the underwriters to purchase the securities being offered will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities being offered if any are purchased.
      If dealers are utilized in the sale of securities in respect of which this prospectus is delivered, we will sell the securities being offered to the dealers as principals. The dealers may then resell those securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the relevant prospectus supplement.
      We may sell the securities directly or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities being offered in respect to which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement.
      Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, us in the ordinary course of business.
      This prospectus may be used in connection with securities initially offered outside the United States insofar as the securities are resold from time to time in the United States in transactions subject to registration under the Securities Act.
LEGAL MATTERS
      Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, will pass upon certain matters of United States Federal law and New York State law, including the validity of the debt securities. The address of Cleary Gottlieb Steen & Hamilton LLP is 39th Floor, Bank of China Tower, One Garden Road, Central, Hong Kong SAR, People’s Republic of China. Kim & Chang, our Korean counsel, will pass upon certain matters of Korean law, including the validity of the shares of common stock. The address of Kim & Chang is Seyang Building, 223 Naeja-dong, Chongro-ku, Seoul 110-720, Korea. In rendering their opinions, Cleary Gottlieb Steen & Hamilton LLP may rely as to certain matters of Korean law upon the opinion of Kim & Chang, and Kim & Chang may rely as to matters of New York State law upon the opinion of Cleary Gottlieb Steen & Hamilton LLP.
EXPERTS
      The financial statements incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2004, have been so incorporated in reliance on the audit report of Samil PricewaterhouseCoopers, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
      Samil PricewaterhouseCooper’s address is Kukje Center Building, 21st Floor, 191 Hangangro 2-ga, Yongsan-ku, Seoul 140-702, Korea.
      Samil PricewaterCoopers is the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.